Exhibit 99.1
PCTEL Divests Remaining Irish Operations
Sigma Wireless Technologies Limited Acquires Antenna Assets
Sigma To Represent Other PCTEL Antenna Products In The European Union
Bloomingdale, IL – August 18, 2008 – PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and optimization solutions for the wireless industry, today announced that it signed an agreement to divest four product lines. These antenna products were previously associated with PCTEL’s Irish operations. The product lines are being acquired by Sigma Wireless Technologies Limited (“Sigma”). Sigma will also take on former PCTEL employees who have experience with the product lines and the customers in the region. PCTEL will receive $650,000 in total consideration for the inventory, fixed assets and the existing customer base. In addition to the asset purchase agreement, PCTEL has appointed Sigma as its manufacturer’s representative for the entire antenna product line within the European Union.
“This transaction is consistent with our efforts to achieve focus and streamline our distribution costs. We are confident that Sigma will be able to fulfill commitments to existing customers and move forward with this business,” said Marty Singer Chairman and CEO of PCTEL. “Furthermore, the manufacturer’s representation agreement with Sigma will give us a cost effective distribution channel, leveraging the knowledge of former PCTEL employees, in the EU,” added Singer.
The sale will result in a non-cash GAAP loss of approximately $4 million in the third quarter, primarily related to the remaining goodwill and intangible assets on the company’s balance sheet related to the Irish Operations. The sale does not impact the company’s guidance range for revenue or gross margin for the quarter and the year.
The company does anticipate a meaningful cash benefit pertaining to the sale of the last remaining product lines from PCTEL’s Irish operations. The company should realize approximately $8.9 million in income tax savings that will reduce the remaining estimated tax payments associated with the sale of the Mobility Solutions Group. The remaining 2008 tax payments were $10 million prior to the $8.9 million credit.
“We are enthusiastic about the opportunity to build upon PCTEL’s Land Mobile Radio business in the EU,” said Gordon Campbell, CEO of Sigma Wireless Technologies. “We are also confident in our ability to accelerate the growth of PCTEL’s other antenna product lines in the EU,” added Campbell.

About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and optimization solutions for the wireless industry. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. PCTEL’s MAXRAD® antenna solutions address public safety applications, unlicensed and licensed wireless broadband, fleet management, and network timing. Its portfolio includes a broad range of antennas for WiMAX, Land Mobile Radio, GPS, telemetry, RFID, WiFi, indoor cellular, and mesh networks. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site at: www.pctel.com.
About Sigma Wireless Technologies
Sigma Wireless Technologies, LLC, designs, develops, manufactures and distributes a variety of RF products into both the public carrier and private network markets. Private markets include land mobile radio networks used for public safety. For further information, contact Gordon Campbell (+44 141 248 7877).
PCTEL Safe Harbor
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s expectations following the divestiture of the four product lines previously associated with PCTEL’s Irish operations, the benefits resulting from PCTEL’s efforts to achieve focus and streamline distribution costs, the anticipated realization of $9 million in income tax savings, and the projected financial performance, are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including PCTEL’s ability to successfully grow its wireless products business, the level and demand for the company’s products, changes in the competitive environment and other risks and uncertainties detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.
# # #
For further information contact:

John Schoen	Jack Seller	Mary McGowan
CFO	Public Relations	Investor Relations
PCTEL, Inc	PCTEL, Inc.	Summit IR Group
(630) 372-6800	(630) 339-2116	(408) 404-5401
	Jack.seller@pctel.com	mary@summitirgroup.com